EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release Contact:	For Additional Information
Edward R. (Jack) Cameron (CEO)
(952) 930-9000
Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports First Quarter Results

Minneapolis, MN—May 8, 2007—Appliance Recycling Centers of America, Inc. (ARCA) (Nasdaq:  ARCI) today reported sales of $19,932,000 for the first quarter of 2007 ended March 31, an increase of 11% from $17,916,000 for the first quarter of 2006.  ARCA reported a net loss of $472,000 or $0.11 per share, an improvement from the net loss of $678,000 or $0.16 per share in the first quarter of 2006.

Same-store sales of the 13 ApplianceSmart factory outlets that were open during the complete first quarters of 2007 and 2006 increased 3%, while total retail sales rose 12% in the first quarter to $17,689,000 from $15,837,000 from the first quarter of 2006.  First quarter recycling revenues increased 7% to $1,894,000 from $1,763,000 in the comparable period of 2006.

Edward R. (Jack) Cameron, president and chief executive officer, commented:  “The first quarter is typically the seasonally slowest period of any given year for appliance sales and recycling.  However, both of our operations started strengthening during the latter stages of the quarter, enabling ARCA to report double-digit revenue growth and a significantly lower net loss in comparison to last year’s first quarter.  The more than $200,000 reduction in our net loss was achieved despite increased operating expenses stemming from the start-up costs of our fifteenth ApplianceSmart factory outlet in suburban Atlanta and the operation of two additional ApplianceSmart outlets in comparison to the first quarter of 2006.  We believe our cost structure and overall efficiencies are benefiting from initiatives that we have taken over the past year to strengthen ApplianceSmart’s inventory management and other business systems.  In addition, we have worked hard to attain more favorable pricing from our appliance manufacturing partners.”

As recently reported, ARCA’s recycling contract with the Southern California Public Power Authority (SCPPA) has been expanded to include the Los Angeles Department of Water and Power, for whom ARCA will replace and recycle 50,000 old, inefficient refrigerators owned by low income residents in the city.  This program, which commenced April 30, is expected to generate revenues for ARCA of approximately $25 million over the next 12 months.

During the first quarter, ARCA incurred legal costs of $36,000 related to two previously reported lawsuits involving JACO Environmental, Inc.  In one lawsuit, ARCA has charged JACO with engaging in unfair business practices in violation of federal and California laws by committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA.  This litigation is expected to go to trial later this year.  In addition, JACO and SEG Umwelt-Service/Basis of Mettlach, Germany (SEG) have filed a patent infringement lawsuit against ARCA, claiming that ARCA has been using refrigerator recycling systems and processes invented by SEG and protected by two U.S. patents issued to SEG and exclusively licensed to JACO.  ARCA believes this lawsuit is without merit and is vigorously defending itself.  Legal expenses related to these actions are expected to increase in coming quarters.

Cameron added:  “We believe the second quarter outlook for our ApplianceSmart operation is positive, but we remain cautious about the potential impact of high gas prices and weakness in the housing sector and general economy.  In addition, we are optimistic about the prospects of our appliance recycling operation, which is expected to benefit from our expanded SCPPA contract.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of May 2007, ApplianceSmart was operating 15 factory outlets:  five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

     Appliance Recycling Centers of America, Inc. and Subsidiaries

  CONSOLIDATED STATEMENTS OF OPERATIONS

  (Unaudited)

  1st Quarter 2007 Results

  (000’s omitted except for share amounts)

	Three Months Ended
	March 31	April 1
	2007	2006
Revenues
Retail	$17,689	$15,837
Recycling	1,894	1,763
Byproduct	349	316

Total revenues	19,932	17,916

Cost of revenues	13,366	12,692
Gross profit	6,566	5,224

Selling, General & Administrative Expenses	6,742	5,665
Operating income (loss)	(176)	(441)

Other Income (Expense)
Other income (expense)	2	(3)
Interest expense	(298)	(234)
Loss before provision for income taxes	(472)	(678)

Net loss	$(472)	$(678)

Basic loss per common share	$(0.11)	$(0.16)

Diluted loss per common share	$(0.11)	$(0.16)

Basic weighted average no. of common shares outstanding	4,341	4,322

Diluted weighted average no. of common shares outstanding	4,341	4,322

     Appliance Recycling Centers of America, Inc. and Subsidiaries

  CONSOLIDATED BALANCE SHEET

  As of March 31, 2007

  (000’s)

	March 31, 2007	December 30, 2006
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,076	$2,753
Receivables - net of allowance of $152,000 and $152,000 respectively	2,091	2,411
Inventories, net of reserves of $153,000 and $207,000 respectively	11,342	10,998
Deferred income taxes	601	601
Other current assets	359	657
Total current assets	17,469	17,420
Property and Equipment, at cost
Land	2,050	2,050
Building and improvements	4,695	4,696
Equipment	6,972	6,889
	13,717	13,635
Less accumulated depreciation	7,768	7,575
Net property and equipment	5,949	6,060
Other assets	429	433
Total Assets	$23,847	$23,913

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,802	$6,872
Current maturities of long term obligations	315	309
Accounts payable	3,592	3,198
Accrued expenses	4,093	3,957
Income taxes payable	58	58
Total current liabilities	14,860	14,394
Long-Term Obligations, less current maturities	4,705	4,776
Deferred Income Tax Liabilities	601	601
Total Liabilities	20,166	19,771

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issuedand outstanding 4,341,000 and 4,341,000 shares respectively	14,981	14,970
Accumulated deficit	(11,300)	(10,828)
Total Shareholders’ Equity	3,681	4,142
Total Liabilities and Shareholders’ Equity	$23,847	$23,913